Exhibit 99.1

ONE LIBERTY PROPERTIES SELLS

RETAIL PROPERTY FOR $40.5 MILLION

— Anticipates Reporting a Gain Over $21 Million —

— Provides Leasing Update —

GREAT NECK, New York, June 21, 2021 — One Liberty Properties, Inc. (NYSE: OLP), an owner and manager of a primarily industrial portfolio along with other net leased assets that are geographically diversified, today announced that it closed on a $40.5 million sale of a 47,200 square foot building and the related parking lot located in West Hartford, Connecticut and leased to Whole Foods. The proceeds were used to repay a $15.4 million mortgage on the property, pay off the $17.9 million outstanding balance on the Company’s credit facility and pay transaction related costs. The remaining proceeds of approximately $5.4 million will be used for general corporate and working capital purposes.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty, commented, “As we continue to transform our portfolio to industrial focused properties in well-located markets, this sale again demonstrates our ability to create meaningful value over time. Similar to the sale of other non-core assets that we believe reached maximum value, this transaction allows us to reduce our leverage and increase our financial capacity to fund future growth.”

The Company anticipates that for the quarter ending June 30, 2021, it will recognize an approximate net gain of $21.5 million from this sale, before giving effect to a $796,000 mortgage swap termination fee. During the three months ended March 31, 2021, the Company recognized $440,000 of rental income and incurred $132,000 of mortgage interest expense and $80,000 of depreciation and amortization expense at this property.

The Company and Havertys (NYSE:HVT and HVT.A), entered into new leases which extended the lease term on ten of the eleven properties that had been scheduled to expire in August 2022, although one of these leases provides that it can be terminated by either party prior to the stated termination date. Generally, the lease extensions run for four to nine years from the August 2022 expiration date. The Company also agreed to invest up to $3.0 million for tenant improvements. After giving effect to the lease extensions and assuming the lease subject to the mutual termination right is not terminated, rental income from this tenant is anticipated to be approximately $4.8 million, $4.5 million and $4.0 million in 2021, 2022 and 2023, respectively.

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. One Liberty intends such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and the Quarterly Reports on Form 10-Q filed thereafter and in particular, the sections of such reports entitled “Risk Factors” and “Management Discussion and Analysis of Financial Condition and Results of Operations”. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The Company acquires, owns and manages a geographically diversified portfolio consisting primarily of industrial, and other property classifications. Many of these properties are subject to long-term net leases under which the tenant is typically responsible for real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.onelibertyproperties.com